Exhibit 3.17.5

8403350260	FILED

NOV 30 1984
3.30 P.M.
[ILLEGIBLE]
SECRETARY OF STATE

CERTIFICATE OF MERGER

OF

JACK COOPER TRANSPORT COMPANY, INC.

INTO

UNITED TRANSPORTS, INC.

Pursuant to Section 252 of the General Corporation Law of the State of Delaware, the undersigned, United Transports, Inc., a Delaware corporation, certifies as follows.

1.                                              The name and state of incorporation of each of the constituent corporations of the merger is as follows:

State of
Name	Incorporation

United Transports, Inc.	Delaware

Jack Cooper Transport Company, Inc.	Missouri

2.                                              Each of the constituent corporations has approved, adopted, certified, executed and acknowledged an Agreement and Plan of Merger in accordance with the requirements of Section 252(c) of the General Corporation Law of the State of Delaware.

3.                                              United Transports, Inc. shall be the surviving corporation. The name of United Transports, Inc. shall be changed in the merger to “Jack Cooper Transport Company, Inc.”, pursuant to the amendment to the First Article of the Certificate of Incorporation of United Transports, Inc. set forth below.

4.                                              The following amendments to the Certificate of Incorporation of United Transports, Inc. are to be effected by the merger:

(a)                                 The First Article of the Certificate of Incorporation of United Transports, Inc. shall be amended so that, as amended, such Article shall be and read as follows:

First.                 The name of the corporation is:

Jack Cooper Transport Company, Inc.

(b)                                 The Fourth Article of the Certificate of Incorporation of United Transports, Inc. shall be amended so that, as amended, such Article shall be and read as follows:

Fourth:                               The corporation shall have authority to issue 80,000 shares of common stock, each with a par value of $5.00 per share, consisting of

35,000 shares of Class A common stock, 25,000 shares of Class B common stock and 20,000 shares of Class C common stock.

All shares of common stock, whether shares of Class A, shares of Class B or shares of Class C, and all powers and rights pertaining thereto, including any rights in the assets and profits of the corporation, are and shall be identical, excepting only the rights with respect to voting and dividends as follows:

(a)                Except as is otherwise required by law with respect to specific matters upon which the holders of Class A common stock and Class C common stock must, or shall, be entitled to vote, all voting rights shall be vested exclusively in the holders of Class B common stock and none of the holders of Class A common stock or Class C common stock shall have any voting rights.

(b)                Each stockholder of the corporation holding Class B common stock shall be entitled to one vote for each share standing of record in his name on the stock record books of the corporation, except that each stockholder may vote his shares of Class B common stock cumulatively in all elections of directors.

(c)                 Dividends declared and paid each calendar year in the discretion of the board of directors of the corporation must be declared and paid in the following order and amounts:

(i)                                     First, to the holders of Class, A common stock; provided, however, that at the same time that the board of directors first declares dividends in a calendar year on Class A common stock, it may also, but is not obligated to, declare dividends, to the holders of Class C common stock in an amount per share of up to 110% of the amount of dividends per share declared on Class A common Stock;

(ii)                                  Second, after the first declaration of dividends by the boards of directors in a calendar year, the board of directors may declare no further dividends on Class A common stock until it hat declared dividends on Class C common stock in an aggregate amount per share during such calendar year equal to 110% of the dividends previously declared on Class A common stock in such calendar year. Contemporaneously with or after the board of directors declares such amount of dividends on Class C common stock, the board of directors may declare further dividends in such calendar year on Class A common stock.

(iii)                               Third, all further dividends shall be declared in such calendar year on Class A common stock and Class C common stock in the manner described in Article Fourth, paragraph (c) (ii) above.

Although the board of directors may declare dividends on Class B common stock at any time during a calendar year, no dividends shall be declared on Class B common stock in any calendar year unless the board of directors has at that time declared dividends on Class C common stock in an aggregate amount per share during such calendar year equal to 110% of the aggregate dividends per share declared on Class A common stock in such calendar year.

(d)                At any time, the holder of Class A common stock may, at his option, convert all or any part of his shares of Class A common stock into shares of Class C common stock on a one-for-one basis upon the surrender to the corporation’s secretary of such holder’s stock certificates evidencing the ownership of the number of shares of Class A common stock to be exchanged for Class C common stock. At any time, the holder of Class C common stock may, at his option, convert all or any part of his Class C common stock into shares of Class A common stock on a one-for-one basis upon the surrender to the corporation’s secretary of such stock certificates evidencing the ownership of the number of shares of Class C common stock to be exchanged for Class. A common stock.

(e)                 No holder of any share of the corporation’s stock shall have any preemptive rights to acquire additional shares.

5.                                      The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation. The address of the principal place of business of the surviving corporation is 3501 Manchester Trafficway, Kansas City, Missouri 64129.

6.                                      A copy of the Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

7.                                      The authorized capital stock of Jack Cooper Transport Company, Inc. consists of 50,000 shares of $5.00 par value Class A non-voting common stock and 100,000 shares of $5.00 par value Class B voting common stock.

In witness whereof, this Certificate of Merger has been executed on behalf of United Transports, Inc. by Thom R. Cooper, president of the corporation, and attested to by the secretary of the corporation on November 30, 1984.

UNITED TRANSPORTS, INC.

	By	/s/ Thom R. Cooper
Thom R. Cooper, President

ATTEST:

/s/ John H. Kreamer
Secretary

STATE OF MISSOURI	)
) SS.
COUNTY OF JACKSON	)

On this 30th day of November, 1984, before me, the undersigned notary public, personally appeared Thom R. Cooper, president of United Transports, Inc., a Delaware corporation, known to me to be the person who executed the within Certificate of Merger in behalf of said corporation and acknowledged to me that he executed the same for the purposes therein stated.

In witness whereof, I have hereunto set my hand and affixed my official seal the day and year last above written.

/s/ Yvonne McKenzie
Notary Public in and for said County and State

[SEAL]

Certificate of Merger of the “JACK COOPER TRANSPORT COMPANY, INC.”, a corporation organized and existing under the laws of the State of Missouri, merging with and into “UNITED TRANSPORTS INC.”, a corporation organized and existing under the laws of the State of Delaware, under the name of “JACK COOPER TRANSPORT COMPANY, INC.”, as received and filed in this office the thirtieth day of November, A.D. 1984, at 3:30 o’clock P.M.

And I do hereby further certify that the aforesaid Corporation shall be governed by the laws of the State of Delaware.